UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):  January 4, 2017

AEGION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35328	45-3117900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)    On January 4, 2017, the Board of Directors (the “Board”) of Aegion Corporation (the “Company”) increased the number of directors constituting the Board from eight to nine and appointed Rhonda Germany Ballintyn to serve on the Board. Ms. Germany Ballintyn was also appointed to serve as a member of the Corporate Governance & Nominating Committee and the Strategic Planning & Finance Committee.

Ms. Germany Ballintyn will be compensated on the same basis as all other non-employee directors of the Company, as described under “Director Compensation” in the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders.

There is no arrangement or understanding between Ms. Germany Ballintyn and any other person pursuant to which she was selected as a director. Ms. Germany Ballintyn does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Germany Ballintyn has entered into the standard Aegion director indemnification agreement, whereby Aegion agrees to indemnify its directors from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

A copy of the press release issued by the Company on January 4, 2017 announcing Ms. Germany Ballintyn’s appointment to the Board is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
	(d)	The following exhibits are filed as part of this report:

Exhibit Number	Description
99.1	Press Release of Aegion Corporation, dated January 4, 2017, filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGION CORPORATION

By:	/s/ David F. Morris
David F. Morris
Executive Vice President, General Counsel and Chief Administrative Officer

Date: January 9, 2017

INDEX TO EXHIBITS

These exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit	Description
99.1	Press Release of Aegion Corporation, dated January 4, 2017, filed herewith.